PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated September 23, 2021)	Registration No. 333-259519
105,039,096 Shares of Class A Common Stock
2,574,164 Warrants to Purchase Shares of Class A Common Stock
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This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 23, 2021 (as supplemented from time to time, the “Prospectus”) with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 8, 2021 (the “Form 8-K”), other than the information included in Item 2.02 and Exhibit 99.1, which was furnished and not filed with the SEC. Accordingly, we have attached the Form 8-K to this prospectus supplement. The Prospectus relates to: (a) the offer and sale by us of: (i) 2,574,164 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon the exercise of 2,574,164 private placement warrants that were transferred to Nebula Caravel Holdings, LLC (the “Sponsor”) simultaneously with the closing of our legal predecessor Nebula Caravel Acquisition Corp.’s initial public offering (the “Caravel IPO”), currently exercisable at a price of $11.50 per share (the “Private Placement Warrants”); and (ii) 5,500,000 shares of Class A Common Stock issuable upon the exercise of 5,500,000 warrants originally sold as part of the units in the Caravel IPO, exercisable on December 11, 2021, at a price of $11.50 per share (the “Public Warrants”, and collectively with the Private Placement Warrants, the “Warrants”); and (b) the resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees of: (i) 90,064,932 shares of Class A Common Stock consisting of (A) 73,273,590 shares of Class A Common Stock beneficially owned by certain former stockholders of A Place for Rover, Inc. (“Legacy Rover”), (B) up to 11,792,216 shares of Class A Common Stock beneficially owned by certain former stockholders of Legacy Rover, which shall be issuable upon the achievement of certain trading price targets for our Class A Common Stock, (C) up to 2,461,626 shares of Class A Common Stock beneficially owned by the Sponsor, which vest upon the achievement of certain trading price targets for our Class A Common Stock, and (D) 3,437,500 shares of Class A Common Stock issued to the Sponsor and certain of its affiliates; (ii) 5,000,000 shares of Class A Common Stock purchased on July 30, 2021 (the “Closing”) in connection with the consummation of the merger of Fetch Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Nebula Caravel Acquisition Corp., with and into Legacy Rover (the “Merger”), with Legacy Rover surviving the Merger as a wholly owned subsidiary of the Company by a number of subscribers pursuant to separate PIPE subscription agreements; (iii) 1,000,000 shares of Class A Common Stock purchased by BBCM Master Fund Ltd. at Closing pursuant to the Assignment and Assumption Agreement; (iv) 2,574,164 shares of Class A Common Stock issuable upon the exercise of 2,574,164 Private Placement Warrants; and (v) 2,574,164 Private Placement Warrants purchased by the Sponsor in connection with the Caravel IPO.

 This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “ROVR,” and the Public Warrants are listed on Nasdaq under the symbol “ROVRW.” On November 5, 2021, the last quoted sale price for our Class A Common Stock as reported on Nasdaq was $12.11 per share and the last quoted sale price for our Public Warrants as reported on Nasdaq was $3.31 per warrant.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for the Prospectus and for future filings.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 11 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 8, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________
FORM 8-K
________________________________________
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
November 2, 2021
Date of Report (date of earliest event reported)
________________________________________
Rover Group, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-39774	85-3147201
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 Olive Way, 19th Floor, Seattle, WA	98101
(Address of Principal Executive Offices)	(Zip Code)

(888) 453-7889
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)
________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ROVR	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	ROVRW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.02 Results of Operations and Financial Condition.

On November 8, 2021, Rover Group, Inc. (the “Company’) issued a press release announcing its financial results for the fiscal quarter ended September 30, 2021. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished in this Item 2.02 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;             Compensatory Arrangements of Certain Officers.

On November 7, 2021, the Board of Directors of the Company (the “Board”) appointed Mr. Brent Turner, the Company’s current Chief Operating Officer, as President of the Company. Effective on that date, Mr. Turner’s title is President and Chief Operating Officer. Mr. Turner, 51, has served as our Chief Operating Officer since July 30, 2021, and served as Chief Operating Officer of our wholly owned subsidiary, A Place for Rover, Inc., since January 2014.

In connection with the appointment, the Board approved a grant of 24,450 restricted stock units (“RSUs”) to Mr. Turner under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”). On March 1, 2022, all of these RSUs will vest subject to Mr. Turner’s continued service with the Company through such date. A brief description of the terms and conditions of the 2021 Plan can be found in the section titled “Executive Compensation” beginning on page 131 of the Company’s prospectus filed with the SEC on September 23, 2021 (the “Prospectus”). The foregoing description of the 2021 Plan is qualified in its entirety by (1) the full text of the 2021 Plan, which is attached as Annex D to the Company’s Registration Statement on Form S-4/A (File No. 333-253110) filed on March 29, 2021, and (2) the form of RSU award agreement attached as Exhibit 99.2 to the Company’s Registration Statement on Form S-8 (File No. 333-260105) filed on October 7, 2021, each of which are incorporated herein by reference.

There are no family relationships among Mr. Turner and any of the executive officers or directors of the Company. There are no transactions with Mr. Turner required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 8.01     Other Events.

In accordance with U.S. securities laws, the Company was not allowed to use a Registration Statement on Form S-8 for 60 days following its recent business combination. The Company filed a registration statement on Form S-8 on October 7, 2021 to, among other things, register the issuance of awards under the 2021 Plan and the resale of shares issuable in connection therewith.

On November 2, 2021, the Compensation Committee of the Board approved refresh and new hire grants of 2,827,495 RSUs to executive officers and employees of the Company under the 2021 Plan. These grants included (1) 448,300 RSUs to Aaron Easterly, the Company’s Chief Executive Officer, (2) 180,500 RSUs to Tracy Knox, the Company’s Chief Financial Officer, and (3) 200,000 RSUs to Mr. Turner (collectively, the “Executive RSUs”). On December 1, 2021, 3/16th of the Executive RSUs shall vest, and 1/16th shall vest on the first of the month every three months thereafter.

On November 2, 2021, the Board approved grants to the non-employee members of the Board who are not Excluded Directors (as defined in the Company’s Outside Director Compensation Policy). The grants included (1) 24,430 RSUs to each of Greg Gottesman, Megan Siegler and Susan Athey, and (2) 42,021 RSUs to Kristina Leslie. The awards to the directors other than Ms. Leslie were consistent with those contemplated by the Outside Director Compensation Policy for newly appointed directors. The size of the grant to Ms. Leslie reflects an understanding from the time of her 2021 recruitment to the board of directors of A Place for Rover, Inc. On February 23, 2022, 14,007 of the RSUs shall vest with respect to the grant made to Ms. Leslie. On March 1, 2022 and on the first of the month every three months thereafter, 1/12th of the remaining RSUs granted to Ms. Leslie shall vest. With respect to the grants made to Mr. Gottesman and Mses. Siegler and Athey, one-third of the RSUs shall vest on each of August 1, 2022, August 1, 2023 and August 1, 2024.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
99.1	Press Release, dated November 8, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROVER GROUP, INC.

Date: November 8, 2021	By:	/s/ Tracy Knox
Tracy Knox
Chief Financial Officer